HSBC Vantage5 Index Fact Card Q2 2022 The HSBC Vantage5 Index is designed to track a strategic combination of ETFs on US and Emerging Market Equities, Bonds, Real Assets, Inﬂation and Cash to deliver diversiﬁed market growth potential in a low volatility index. The Index aims to achieve above average returns while guarding against a degree of losses during market downturns. Vantage5 Performance as of 6/30/2022 1 Year Return 3 Year Return 5 Year Return Annualized Volatility -4.17% 1.09% 8.63% 6.97% *Source: Bloomberg and HSBC from Aug ‘11 to Jun ‘22 See “Use of simulated returns”, “Risks relating to the index” and “Important information” Note: All levels provided in the table prior to March 15, 2017 are simulated and must be considered illustrative only. Strategy in brief ›› Performance momentum - The HSBC Vantage5 Index uses a rules-based methodology to capture performance and maximize risk-adjusted returns. Each month, the Index composition is made up of a portfolio of investment constituents based on both 3 month and 6 month historical returns to capture both long and short term market momentum. The Index also incorporates an index maintenance fee of 0.85% per annum, subtracted daily. ›› Target 5% - The Index methodology determines allocations from a basket of 13 ETFs and Cash to achieve a volatility target of 5%. The Index limits exposure to predeﬁned levels on both the ETFs and the Asset Classes to avoid an over concentration in any single asset. ›› Equity universe - The HSBC Vantage5 Index utilizes equity ETF underlyings such as PowerShares QQQ and PowerShares S&P 500 Low Volatility Portfolio (SPLV) to potentially enhance equity returns. ›› Higher equity allocation - The HSBC Vantage5 Index provides a greater maximum allocation to developed and emerging market equities (up to 80%) compared to some other target volatility strategies. This may increase the potential for equity out-performance. ›› No intra-month volatility cap - The HSBC Vantage5 Index does not impose an intra-month cap on volatility which enables the Index to remain fully invested in the selected portfolio of ETFs for the duration of the month. Strategy in brief Data from Jan ‘13 to Jun ‘22 Source: Bloomberg and HSBC See “Risks relating to the index” and “Important information” Note: All levels provided in the graph prior to March 15, 2017 are simulated and must be considered illustrative only. Yearly Average Monthly Allocation – Simulated & Historical Data from Jan ‘12 thru Jul ‘22 Source: Bloomberg and HSBC See “Risks relating to the index” and “Important information” ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 August 1, 2022 HSBC Vantage5® (HSIEV5UE) JPM Eciente Plus DS 5 (EFPLUS5D) GS Momentum Builder® (GSMBMA5) +34% +30% +15% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 (YTD Jul) Developed Equities Developed Bonds Emerging Markets Real Assets Inﬂation Cash 95% 100% 105% 110% 115% 120% 125% 130% 135% 140% 145% 150% 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022

Index constituents Asset Class ETF Name Developed Equities Asset Cap 60% Ticker ETF Cap Developed Bonds 60% Emerging Markets 30% Real Assets 30% Inﬂation SPY 40% SPDR S&P 500® ETF IWM 20% iShares® Russell 2000 ETF SPLV 20% PowerShares S&P 500 Low Volatility Portfolio QQQ 20% PowerShares QQQ EFA 20% iShares® MSCI EAFE Index ETF TLT 40% iShares® 20+ Year Treasury Bond ETF LQD 40% iShares® iBoxx Investment Grade Corporate Bond ETF SPLV 20% PowerShares S&P 500 Low Volatility Portfolio HYG 15% iShares® iBoxx High Yield Corporate Bond ETF EEM 20% iShares® MSCI Emerging Markets ETF EMB 10% iShares® JP Morgan Emerging Markets Bond ETF IYR 20% iShares® US Real Estate ETF GLD 20% SPDR® Gold Shares TIP 5% 5% iShares® TIPS Bond ETF Cash Cash - Reinvested 3M USD Libor 50%1 50% 1 This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the otm2222246d11_fwpimering document. Risks related to the index Please review carefully these risk factors, and any risk factors in an otm2222246d11_fwpimering document for any security or ﬁnancial instrument referencing the Index, before making any investment. • S&P, the Index Calculation Agent, may adjust the Index in a way that atm2222246d11_fwpimects its level, and S&P has no obligation to consider your interests. • The Index may not be successful, and may not outperform any alternative strategy that might be employed in respect of the ETFs or achieve its target volatility. • The Index has a limited operating history and may perform in unanticipated ways. • The ETFs composing the Index may be replaced by a substitute ETF in certain extraordinary events. • The Index may perform poorly during periods characterized by short-term volatility. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • The Index is subject to market risks Important Information Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any speciﬁc terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or otm2222246d11_fwpimering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or otm2222246d11_fwpimering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or otm2222246d11_fwpimering circular or similar document shall govern. Use of simulated returns Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical historical results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results included in this document. No representation is being made that the indices will achieve a performance record similar to that shown. In fact, there may often be sharp ditm2222246d11_fwpimerences between hypothetical performance and actual performance. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical Index annualized volatility levels have inherent limitations. Alternative modelling techniques or assumptions may produce ditm2222246d11_fwpimerent hypothetical information that might prove to be more appropriate and that might ditm2222246d11_fwpimer signiﬁcantly from the hypothetical information set forth above. Actual annualized volatilities may vary materially from the information shown. The results obtained from “back-testing” information should not be considered indicative of actual results that might be obtained from an investment or participation in a ﬁnancial instrument or transaction referencing the Index. You should not place undue reliance on the “back-testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in these materials. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology. HSBC has ﬁled a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any otm2222246d11_fwpimering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has ﬁled with the SEC for more complete information about HSBC and any related otm2222246d11_fwpimering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related otm2222246d11_fwpimering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. HSBC Vantage5 Index (the “Index”) is the exclusive property of HSBC Bank plc and its aliates, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to administer, maintain and calculate the Index. The Index is not endorsed by S&P or its aliates or its third party licensors, including Standard & Poor’s Financial Services LLC and Dow Jones Trademark Holdings LLC (collectively “S&P Dow Jones Indices”). “Calculated by S&P Custom Indices” and its related stylized mark(s) are service marks of S&P Dow Jones Indices and have been licensed for use by HSBC Bank plc and its aliates. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating the Index. HSBC Bank plc, as the index owner, makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any ﬁnancial instruments or carrying out any ﬁnancial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The index calculation agent has relied on these sources and has not independently veriﬁed the information extracted from these sources and accept no responsibility or liability in respect thereof. © 2022 HSBC USA Inc. All rights reserved.